Exhibit 5.2

K&L GATES LLP K&L GATES CENTER 210 SIXTH AVENUE PITTSBURGH, PA 15222-2613 T +1 412 355 6500 F +1 412 355 6501 klgates.com

June 30, 2015

IHS Inc.

15 Inverness Way East

Englewood, CO 80112

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to CARFAX, Inc., a Pennsylvania corporation (“CARFAX”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by IHS Inc., a Delaware corporation (the “Company”), and certain of its subsidiaries, including CARFAX (collectively, the “Guarantors”), with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the Company’s offer (the “Exchange Offer”) to exchange up to $750,000,000 of its 5.000% Senior Notes due 2022 (the “New Notes,” and together with the related guarantees by the Guarantors, collectively, the “New Securities”), issued pursuant to an Indenture dated as of October 28, 2014 (the “Indenture”) between, the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee, for any and all of its outstanding 5.000% Senior Notes due 2022 (the “Old Notes”, and together with the related guarantees by the Guarantors, collectively, the “Old Securities”) pursuant to the registration statement on Form S-4 (the “Registration Statement”) filed by the Company with the Commission.

In connection with rendering the opinions set forth below, we have examined (i) the Registration Statement, including the prospectus forming a part thereof (the “Prospectus”) and the exhibits filed therewith; (ii) the Indenture; (iii) CARFAX’S Articles of Incorporation, as amended; (v) CARFAX’S Bylaws, as amended; and (vi) resolutions adopted by the Board of Directors of CARFAX. We also have examined and relied upon certificates of public officials. We have not independently established any of the facts so relied on.

For the purposes of this opinion letter, we further have made the assumptions that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures on each such document are genuine. We also have assumed for purposes of this opinion letter the legal capacity of natural persons and that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against it. We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are limited to the laws of the Commonwealth of Pennsylvania. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Based on and subject to the foregoing and to the additional qualifications and other matters set forth below, it is our opinion that:

1. CARFAX is validly existing and subsisting as a corporation under the laws of the Commonwealth of Pennsylvania.

2. CARFAX has the requisite corporate power and authority to guarantee the New Notes pursuant to the Indenture and has duly executed and delivered the Indenture.

3. Execution and delivery of the Indenture and the performance of the guarantee of the New Notes by CARFAX under the Indenture has been duly authorized by all requisite corporate action by CARFAX.

4. Execution and delivery of the Indenture and the performance of the guarantee of the New Notes by CARFAX under the Indenture by CARFAX does not violate any provision of the organizational documents of CARFAX which we have reviewed or the applicable law of the Commonwealth of Pennsylvania.

5. No governmental approval by any governmental authority of the Commonwealth of Pennsylvania is required to authorize, or is or was required for, the execution, delivery or performance by CARFAX of the Indenture.

The foregoing opinions are rendered as of the date hereof, and we have not undertaken to supplement this opinion with respect to factual matters or changes in law which may hereafter occur.

Subject to the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Davis Polk & Wardwell LLP may rely on this opinion for the sole purpose of rendering its opinion letter to the Company, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm’s name under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, the Prospectus or any Prospectus Supplement within the meaning of the term “expert”, as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP